Exhibit 10.1

THIRD AMENDMENT TO

NOTE PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”), dated as of July 19, 2011, is entered into by and among Navistar Financial Securities Corporation (the “Seller”), Navistar Financial Corporation (“Servicer”), Liberty Street Funding LLC (“Liberty Street”), as a Conduit Purchaser, The Bank of Nova Scotia (“BNS”), as a Managing Agent and a Committed Purchaser, and Bank of America, National Association (“Bank of America”), as a Managing Agent, the Administrative Agent and a Committed Purchaser.

R E C I T A L S

A. The Seller, the Servicer, Kitty Hawk Funding Corporation (“KHFC”), Liberty Street, BNS and Bank of America are parties to that certain Note Purchase Agreement, dated as of April 16, 2010 (as amended by the First Amendment to Note Purchase Agreement, dated as of June 21, 2010 and the Second Amendment to Note Purchase Agreement, dated as of August 4, 2010, and as further amended, supplemented or otherwise modified from time to time, the “Agreement”).

B. Pursuant to Sections 2.04 and 11.01 of the Agreement, the parties to the Agreement desire to amend the Agreement as hereafter set forth and to remove KHFC as a party to the Agreement.

C. NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Agreement. By their signatures hereto, each of the parties hereto agrees that the Agreement is hereby amended as set forth in this Section 1.

(A) The definition of “Alternate Rate” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Alternate Rate” means, as applicable, the Bank of America Alternate Rate or the BNS Alternate Rate.”

(B) The definition of “Asset Purchase Agreement” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Asset Purchase Agreement” means the Liberty Street Liquidity Asset Purchase Agreement and any other liquidity agreement entered into by a Conduit Purchaser with respect to the Series 2010-VFN Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.”

(C) The definition of “Bank of America Alternate Rate” is hereby added to Section 1.01 of the Agreement to read in its entirety as follows:

““Bank of America Alternate Rate” for any Fixed Period for any Funding Tranche means an interest rate per annum equal to the Bank of America Spread above the Eurodollar Rate for such Fixed Period; provided, however, that in the case of

(i) any Fixed Period of one to (and including) 13 days,

(ii) any Fixed Period relating to a Funding Tranche which is less than $1,000,000, and

(iiii) any Fixed Period with respect to which the Alternate Rate, for any reason, becomes applicable on notice to the Administrative Agent of less than three Business Days,

the “Bank of America Alternate Rate” for each such Fixed Period shall be an interest rate per annum equal to the Corporate Base Rate in effect on each day of such Fixed Period. The “Bank of America Alternate Rate” for any day on or after the occurrence of an Early Redemption Event shall be an interest rate equal to 2.50% per annum above the Corporate Base Rate in effect on such day.”

(D) The definition of “Bank of America Spread” is hereby added to Section 1.01 of the Agreement to read in its entirety as follows:

““Bank of America Spread” shall be equal to 0.85% per annum for that portion of the Funded Amount held by Bank of America until such time as the Liberty Street Purchaser Group is funding all or any portion of the Funded Amount by reference to the BNS Alternate Rate, in which event the Bank of America Spread shall be 2.75% per annum.”

(E) The definition of “BNS Alternate Rate” is hereby added to Section 1.01 of the Agreement to read in its entirety as follows:

““BNS Alternate Rate” for any Fixed Period for any Funding Tranche means an interest rate per annum equal to 2.75% per annum above the Eurodollar Rate for such Fixed Period; provided, however, that in the case of

(i) any Fixed Period existing on or after the first day of which BNS, in its capacity as Managing Agent shall have been notified by a Conduit Purchaser or Liquidity Purchaser in the Liberty Street Purchaser Group or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for a Conduit Purchaser or its Liquidity Purchaser or other Program Support Provider to fund any Funding Tranche (based on the Eurodollar Rate) (and such Conduit Purchaser or its Liquidity Purchaser or other

Program Support Provider shall not have subsequently notified BNS that such circumstances no longer exist),

(ii) any Fixed Period of one to (and including) 13 days,

(iii) any Fixed Period relating to a Funding Tranche which is less than $1,000,000, and

(iv) any Fixed Period with respect to which the Alternate Rate, for any reason, becomes applicable on notice to the Administrative Agent of less than three Business Days,

the “BNS Alternate Rate” for each such Fixed Period shall be an interest rate per annum equal to the Corporate Base Rate in effect on each day of such Fixed Period. The “BNS Alternate Rate” for any day on or after the occurrence of an Early Redemption Event shall be an interest rate equal to 2.50% per annum above the Corporate Base Rate in effect on such day.”

(F) The definition of “Bank of America Purchaser Group” is hereby added to Section 1.01 of the Agreement to read in its entirety as follows:

““Bank of America Purchaser Group” means Bank of America, in its capacity as a Committed Purchaser hereunder and each permitted assignee thereof.”

(G) The definition of “Conduit Purchaser” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Conduit Purchaser” means Liberty Street and any of its respective permitted assigns that is a RIC.”

(H) The definition of “Conduit Purchaser Termination Date” in Section 1.01 of the Agreement is hereby deleted in its entirety.

(I) The definition of “Funding Rate” in Section 1.01 of the Agreement is hereby amended by inserting the word “applicable” immediately before the phrase “Alternate Rate.”

(J) The definitions of “KHFC “, “KHFC Liquidity Asset Purchase Agreement”, “KHFC Purchaser Group” and “KHFC Purchasers” in Section 1.01 of the Agreement are hereby deleted in their entirety.

(K) The definition of “Liquidity Purchaser” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Liquidity Purchaser” means a Liberty Street Purchaser or any other provider of funding for a Conduit Purchaser pursuant to an Asset Purchase Agreement.”

(L) The definition of “Official Body” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Official Body” means, with respect to any Person, any government or political subdivision having authority or jurisdiction over such Person or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator having authority or jurisdiction over such Person, including, for the avoidance of doubt, any Governmental Authority, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of accounting principles applicable to such Person.”

(M) The definition of “Purchase Expiration Date” in Section 1.01 of the Agreement is hereby amended by deleting the date “August 3, 2011” where it appears therein and by inserting the date “July 18, 2012” in its place.

(N) Each instance of the phrase “KHFC Purchaser Group” in the Agreement is hereby deleted and replaced in its entirety with the phrase “Bank of America Purchaser Group.”

(O) Section 9.04(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) If after the date hereof, the adoption of any applicable law, rule, standard, guideline or regulation by any Official Body or any amendment or change in the interpretation of any existing or future applicable law, rule, standard, guideline or regulation by any Official Body charged with the administration, interpretation or application thereof (including, but not limited to, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board) or the compliance with, or the application or implementation of, any directive of any Official Body (whether or not having the force of Governmental Rule) by any Indemnified Party:

(i) shall subject any Indemnified Party to any tax, duty, deduction or other charge with respect to the Dealer Notes, the Series 2010-VFN Note, any Series Document or payments of amounts due thereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect thereof (except for changes in the rate of general corporate, franchise, net income or other income tax (including by means of withholding) imposed on such Indemnified Party by the United States of America, the jurisdiction in which such Indemnified Party’s principal executive office is located or any other jurisdiction in which the Indemnified Party would be subject to such tax even if the transactions contemplated by this Agreement had not occurred); or

(ii) shall impose, modify or deem applicable any reserve, capital, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting the Dealer Notes, the Series 2010-VFN Note, any Series Document or payments of amounts due thereunder (including with respect to Eurocurrency liability reserves); or

(iii) shall impose upon any Indemnified Party any other cost or expense (including, without limitation, loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing if such a contest is requested by the Applicable Indemnifying Party) with respect to the Dealer Notes, the Series 2010-VFN Note, any Series Document or payments of amounts due hereunder or thereunder;

and the result of any of the foregoing is to increase the cost or reduce the payments to such Indemnified Party with respect to the Dealer Notes, the Series 2010-VFN Note, any Series Document or payments of amounts due thereunder or the obligations thereunder or the funding of any purchases (including Incremental Fundings) with respect thereto by any Purchaser, by an amount deemed by such Indemnified Party to be material, then such amount or amounts as will compensate such Indemnified Party for such increased cost or reduced payments shall be payable to such Indemnified Party in accordance with Section 9.05(c).”

(P) Section 9.04(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“If any Indemnified Party shall have determined that, after the date hereof, the adoption of any applicable law, rule, standard or regulation by any Official Body regarding or related to capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any request, guidance or directive regarding or related to capital adequacy (whether or not having the force of a Governmental Rule) of any such Official Body, or compliance with any of the foregoing, has or would have the effect of reducing the rate of return on capital of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (or compliance therewith) (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction shall be payable to such Indemnified Party in accordance with Section 9.05(c). For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 9.04(b).”

(Q) A new Section 11.04(e) is hereby added to read in its entirety as follows:

“(e) Federal Reserve. Notwithstanding any other provision of this Note Purchase Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Series 2010-VFN Note of such Purchaser and any rights to payment of capital and interest) under this Note Purchase Agreement and any other Series Document to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller or the Administrative Agent or any other party; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.”

(R) Section 11.04(a) of the Agreement is hereby amended by deleting the last sentence thereof.

(S) Schedule I of the Agreement is hereby amended by deleting the following language:

“Conduit Purchaser:	Kitty Hawk Funding Corporation
c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005 Telephone: (212) 346-9000
Facsimile: (212) 346-9012”

(T) Schedule I of the Agreement is hereby amended by deleting the notice information for the Liberty Street Purchaser Group and replacing it with the following notice information:

“Conduit Purchaser:	Liberty Street Funding LLC
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 2310
New York, New York 10036
Attention: Jill A. Russo
Telephone: (212) 295-2742
Telecopy: (212) 302-8767

Managing Agent and
Committed Purchaser:	Christopher Usas
Director
Corporate Banking – Execution
Scotia Capital
40 King Street West, 62nd Floor
Toronto, ON M5W 2X6
Telephone: (414) 933-2345
Email: Christopher_usas@scotiacapital.com

With a copy to:
Darren Ward
The Bank of Nova Scotia
Director, Asset-Backed Finance
One Liberty Plaza, 26th Floor
New York, New York 10006
Telephone: (212) 225-5264
Telecopy: (212) 225-5274
Email: darren_ward@scotiacapital.com”

2. Removal of KHFC as party to Agreement. Each of the parties hereto agrees that KHFC shall no longer be a party to the Agreement and shall relinquish all of its rights and be released from its obligations (if any) under the Agreement.

3. Representations and Warranties. The Seller hereby represents and warrants to Liberty Street, BNS and Bank of America that, after giving effect to this Amendment, no potential Early Redemption Event or Early Redemption Event has occurred and is now continuing, and NFC hereby represents and warrants that, after giving effect to this Amendment, no potential Early Redemption Event or Early Redemption Event or Servicer Termination Event has occurred and is now continuing.

4. Effect of Amendment. All provisions of the Agreement, as amended by this Amendment, remain in full force and effect. After this Amendment becomes effective, all references in the Agreement to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement in the Agreement or in any other document relating to the Seller’s securitization program shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

5. Conditions Precedent. The effectiveness of this Amendment is subject to (i) receipt of a certificate of the Seller and of the Servicer, each dated the date hereof, as to due execution, incumbency, good standing and other customary corporate matters and (ii) satisfaction of each of the conditions precedent described in Section 2.04 of the Agreement.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any otherwise applicable principles of conflicts of law.

8. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

[signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NAVISTAR FINANCIAL SECURITIES CORPORATION,

as Seller

By:	/s/ M.E. Kummer

Name:	M.E. Kummer

Title:	Assistant Treasurer

NAVISTAR FINANCIAL CORPORATION,

as Servicer

By:	/s/ M.E. Kummer

Name:	M.E. Kummer

Title:	Assistant Treasurer

S-1	Third Amendment to Note Purchase Agreement

BANK OF AMERICA, NATIONAL ASSOCIATION,

as a Committed Purchaser and Managing Agent for the Bank of America Purchaser Group

By:	/s/ Brendan Feeney

Name:	Brendan Feeney

Title:	Vice President

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Administrative Agent

By:	/s/ Brendan Feeney

Name:	Brendan Feeney

Title:	Vice President

S-2	Third Amendment to Note Purchase Agreement

THE BANK OF NOVA SCOTIA,

as a Committed Purchaser and Managing Agent for the Liberty Street Purchaser Group

By:	/s/ Christopher Usas
Name:	Christopher Usas
Title:	Director

LIBERTY STREET FUNDING LLC,

as a Conduit Purchaser for the Liberty Street Purchaser Group

By:	/s/ Jill A. Russo
Name:	Jill A. Russo
Title:	Vice President

S-3	Third Amendment to Note Purchase Agreement